PATHEON UK LIMITED	Exhibit 10.37

Proposed Term Sheet for Employment Agreement

Between Andrew Kelley and Patheon UK Limited

This Statement dated      October 2005 sets out the particulars of main terms of employment under which Patheon UK Limited, Kingfisher Drive, Covingham, Swindon, Wiltshire, SN3 5BZ offers to employ Andrew Kelley.

There are no collective agreements affecting your terms and conditions of employment.

Any changes or amendments to these terms will be confirmed in writing within one month of them occurring.

Commencement Date

Your period of continuous employment will begin on 1st January 2006. Your employment may be terminated by either party at any time during this period by giving the notice detailed in the Notice section.

Job Title

You will be employed as: Vice President Patheon Europe (Swindon Operations)

The Company reserves the right to require you to perform other duties and work in other departments from time to time, and it is a condition of your employment that you are prepared to do this.

Place of Work

Your normal place of work will be at the address above. However, you will be expected to undertake such travel as is necessary to fulfil your responsibilities.

Pay

Your salary will be paid at the rate of £130,000 per annum by electronic transfer at monthly intervals on the 15th day of each month.

At the discretion of the Company, you will be eligible to receive an annual bonus targeted at 40% of your base salary dependent on the achievement of Patheon Corporate and Swindon site objectives and your achievement of personal business objectives. Further details of the bonus scheme will be notified to you separately. The Company reserves the right to change or withdraw this bonus scheme at any time by giving three months’ prior notification.

If, as a result of accepting our offer of employment you will have to forfeit all or a portion of an incentive bonus you would have otherwise received from your current employer in respect of your current employer’s 2005 fiscal year then you will be eligible to receive a special incentive payment representing £20,000, less applicable statutory deductions, which shall be paid as 25% within 30 days of the date you commence employment and the remaining 75% to be paid in three instalments during 2006 (May 1, August 1, November 1). However, this special incentive payment amount shall be reduced by the amount, if any, you receive from your current employer as a bonus for your employer’s current fiscal year.

Andrew Kelley	Page 1 of 6	PATH1

PATHEON UK LIMITED

Proposed Term Sheet for Employment Agreement

Between Andrew Kelley and Patheon UK Limited

The Company has the right to deduct from your pay any sum which you owe to the Company including, without limitation, any overpayment of pay or expenses, loans made to you by the Company, or any other item identified in this Statement and/or the Employee Handbook as being repayable by you to the Company.

Employee Share Purchase Savings Plan

You will also be able to take advantage of Patheon’s Employee Share Purchase Savings Plan (“ESPSP”) on the first of the month following the completion of your probationary period. This Plan provides you an opportunity to invest any amount up to 5% of your Base Salary in. the purchase of Patheon shares at market prices on regular intervals, with a 50% matching contribution by Patheon.

Stock Options

Subject to the approval of Patheon Inc.’s Board of Directors, Patheon Inc. will make an initial grant of 15,000 options to you under its Incentive Stock Option Plan. The exercise price will be based on the market price as defined in Patheon’s Executive Stock Option Plan on the day you accept this offer of employment. The options shall vest as to one-third per year over the first three years from the date you commence employment. The subscription price for the shares under option will be the market price (as defined in the Patheon Stock Option Plan) on the day this letter is accepted by you.

Restricted Stock Units

Subject to the approval of Patheon Inc.’s Board of Directors, Patheon Inc. will also grant to you 15,000 Restricted Share Units pursuant to Patheon’s Restricted Share Unit Plan. These units shall vest on the following “Payment Calculation Dates”: (i) the first one-third on February 1, 2007; (ii) the second one-third on February 1, 2008; and (iii) the last one third on February 1, 2009.

What this means is that in each of the next three years, on February 1, as long as you continue to be employed with Patheon, you will be entitled to a receive a cash payment equal to: (A) 1 /3rd of the Restricted Share Units awarded to you; multiplied by (B) the Market Value (as defined in the Plan) of Patheon’s common share as at that date, which may be more or less than the current market value of Patheon’s common shares.

Company Car Allowance

You will be entitled to a company leased vehicle of your choice from a fairly extensive list. Alternatively you may elect to receive an automobile and petrol allowance of £10,000 per year.

Hours of Work

Your normal hours of work are 8.30 a.m. to 4.40 p.m., Monday to Friday with a 15 minute morning coffee/tea break and a 40 minutes break for lunch each day.

In addition to these hours, you are required to work those hours necessary to fulfil the requirements of your position to the satisfaction of the Company.

Andrew Kelley	Page 2 of 6	PATH1

PATHEON UK LIMITED

Proposed Term Sheet for Employment Agreement

Between Andrew Kelley and Patheon UK Limited

Holiday Entitlement

Your basic annual holiday entitlement will be 22 days in the holiday year which runs from 1st January to 31st December. In addition, you will be entitled to the following recognised bank/public holidays where they fall on one of your normal working days:

New Year’s Day*	Spring Bank Holiday Monday

Good Friday	Late Summer Bank Holiday Monday

Easter Monday	Christmas Day*

May Day Bank Holiday Monday	Boxing Day*

*	Re-designated days where 25th and/or 26th December and/or 1st January fall on a Saturday or Sunday.

The Company may also give you additional holidays each year to achieve a closure between 25th December and 1st January. Details will be confirmed in advance each year.

If either a bank/public holiday or an additional Company nominated holiday falls on a day when you would not normally work, you are not entitled to any additional payment or time off in lieu.

Your annual holiday entitlement will increase as follows:

23 days after 5 years’ service

24 days after 6 years’ service

25 days after 7 years’ service

26 days after 8 years’ service

27 days after 9 years’ service

The additional entitlement will be granted from the start of the next holiday year.

You will accrue annual holidays on the basis of 1/12th of the annual entitlement for each month of service in the holiday year. Further details of how holiday entitlement is calculated is available on request from the Human Resources Department.

Annual holiday entitlement will cease to accrue in cases where you are absent from work for a continuous period in excess of 2 months. However, the Company will ensure that the statutory minimum holiday entitlement obligations have been met. Accrual will recommence after the completion of 1 calendar month of working.

Generally, you will only be permitted to take a maximum of two weeks’ holiday at any one time during the period between 1st May and 30th September.

All holidays must have prior approval and authorisation. Requests for holidays should be submitted to your manager using a holiday request form, subject always to the following minimum notice periods:

Requested Holiday Duration	Advance Notice Required

5 – 9 days	2 weeks

10 days or more	4 weeks

The Company will respond to your request as soon as possible. No responsibility will be accepted for monies lost as a consequence of your failure to comply with this procedure.

Andrew Kelley	Page 3 of 6	PATH1

PATHEON UK LIMITED

STATEMENT OF MAIN TERMS OF EMPLOYMENT

A maximum of one week’s unused holiday entitlement may be carried forward into the next holiday year with the permission of your manager/supervisor. Carried forward leave must be used by 31st March of the following leave year. These days will be lost if not taken by that date.

Upon termination of your employment, payment will normally be made for all unused accrued holiday entitlement. If you have taken more annual holiday entitlement than you have accrued during the holiday year, the balance will be deducted from any outstanding pay. Payment for holidays in these circumstances will be made on a pro-rata basis to your service in the current holiday year.

Sick Pay

The payment for and the procedure you must follow in the event of periods of absence from work due to sickness are set out in the Employee Handbook.

Pension

The Company operates an Occupational Pension Scheme, details of which will be made available to you. There is a contracting out certificate in force in respect of this scheme.

If you do not join the Company’s Pension Scheme you will be contracted into the current Secondary State Pension Scheme unless personal pension arrangements have been made.

Notice

You will be required to give the Company 6 months’ notice to terminate your employment. You will be entitled to receive 6 months’ notice from the Company of your termination of employment.

By mutual agreement, these notice periods may be waived.

The Company has the right to terminate your employment without notice or payment in lieu of notice in the event that you commit a fundamental breach of contract.

The Company reserves the right to require you not to carry out your duties or attend your place of work during the period of notice.

Other Employment

You will be required to devote the whole of your time, attention and abilities during your hours of work to your duties with the Company and may not undertake any other work during this time.

You will not, without the prior consent of the Company (which will not be unreasonably withheld), engage in any business or employment which is similar to or competitive with the business of the Company, or which could be considered to impair your ability to act at all times in the best interests of the Company, outside your hours of work for the Company.

If you do engage in any other employment, you must notify the Company in writing of hours worked elsewhere to enable the Company to comply with its statutory obligations.

Confidentiality

You must not disclose any secrets or other information of a confidential nature relating to the Company or its business, or in respect of any obligation of confidence which the Company owes to any third party, during or after your employment except in the proper course of your employment or as required by law.

Any documents or tangible items which belong to the Company or which contain any confidential information must not be removed from the Company’s premises at any time without proper authorisation, and must be returned to the Company upon request and, in any event, upon the termination of your employment.

Andrew Kelley	Page 4 of 6	PATH1

PATHEON UK LIMITED

STATEMENT OF MAIN TERMS OF EMPLOYMENT

If requested by the Company, all confidential information, other documents and tangible items which contain or refer to any confidential information, and which are in your possession or under your control, must be deleted or destroyed.

Inventions, Improvements and Patents

You should disclose to the Company any discovery or invention or improvement to an existing invention or process. Any and all improvements, designs or inventions, whether capable of registration or not, made by you during the course of your employment with the Company, shall be the property of the Company and you will sign all documents and do all necessary acts required to transfer title in such improvements or inventions to the Company without any additional compensation or payment, save for any expenses or disbursements incurred for the purposes of transferring title to the Company. Nothing in this clause shall affect any rights conferred by the Patents Act 1977, the Copyright, Designs and Patents Act 1988 or any statutory modification or re-enactment thereof.

Presentations/Publications

You shall obtain permission from a Director of the Company before agreeing to prepare a technical paper for presentation before a scientific body or any article/letter for publication or take part in a radio or television programme which concerns or may have an effect on the business or affairs of the Company or any Associated Company. Where this is agreed, you shall arrange for texts to be approved by the appropriate member of the Executive Committee.

Where independent and personal comment is made on matters which could affect the Company’s interests, a disclaimer shall be added emphasising that such comment is a personal view and does not necessarily represent the views of the Company.

Exclusion of Third Party Rights

This Statement does not create any right enforceable by any person not a party to it.

Data Protection

The Company has developed guidelines, which are set out in the Employee Handbook, for the processing of personal data to meet the requirements of current legislation; the Company may change these guidelines at any time at its discretion. The Company will keep personal information on you and discuss such information only on a need to know basis as and when required. In signing this Statement you expressly consent to the processing of information which is held about yourself, including sensitive data such as sickness and health records, ethnic origin and trade union membership/non membership.

Monitoring of Personal Communications

You should be aware that the Company may monitor, intercept or record all communications received or made via the Company’s telephone system or any other system including e-mail and internet usage. You should not use the Company’s telephone or e-mail system for personal use without permission; full guidance is given in the Employee Handbook as to what is acceptable. If you wish to make a call that cannot be monitored you should discuss this with management. Monitoring may be conducted by any member of management but will be for work-related purposes only.

Declaration

I, Andrew Kelley, acknowledge receipt of this Statement and my own copy of the Employee Handbook and confirm that I have read the Statement and the Employee Handbook which set out the principal rules, policies and procedures relating to my employment.

Andrew Kelley	Page 5 of 6	PATH1

PATHEON UK LIMITED

STATEMENT OF MAIN TERMS OF EMPLOYMENT

For the purpose of the application of statutory holiday entitlement under the Working Time Regulations, I agree that the holiday section of this Statement will be held to be a “relevant agreement”.

I understand that a permanent copy of the Employee Handbook is kept in the Human Resources Department.

Signed by the employee	/s/ A.J. Kelley	Date	November 1, 2005
Andrew Kelley

Signed on behalf of the Company	/s/ Aldo Braca	Date Oct. 26, 2005
(Company Representative)

Andrew Kelley	Page 6 of 6	PATH1